COMPANY LOGO

                       VALHI DECLARES QUARTERLY DIVIDEND

          DALLAS, TEXAS . . . October 28, 1996 . . . Valhi, Inc. (NYSE:VHI) announced today that its Board of Directors has declared a regular quarterly dividend of five cents ($0.05) per share on its common stock, payable on December 31, 1996 to stockholders of record at the close of business on December 13, 1996.


          Valhi, Inc. is a major producer of titanium dioxide pigments, refined sugar and other products.